CREDIT AGREEMENT

by and among

INDIANAPOLIS POWER & LIGHT COMPANY,

THE VARIOUS FINANCIAL INSTITUTIONS

PARTY HERETO,

NATIONAL CITY BANK OF INDIANA,

as Syndication Agent,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent,

dated as of May 16, 2006

___________________________

NATIONAL CITY BANK OF INDIANA

and

LASALLE BANK NATIONAL ASSOCIATION

as Joint Bookrunners and Joint Lead Arrangers

(L) Cash Collateral.........................................................................................2 4

Section 6.1. Affirmative Covenants of the Borrower Other Than Reporting

EXHIBITS

A. Form of Revolving Note

B Form of Facility B Advance Request

C. Form of Opinion of Counsel

D. Form of Assignment Agreement

E. Form of Increase Request

SCHEDULES

I. Banks and Commitments

II. Pricing Schedule

III. Pending Litigation

IV. Existing Investments

V. Existing Letters of Credit

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 16, 2006, is by and among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (the "Borrower"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank"), NATIONAL CITY BANK OF INDIANA, as syndication agent (in such capacity, the "Syndication Agent") and LASALLE BANK NATIONAL ASSOCIATION ("LaSalle"), as administrative agent for the Banks (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

WHEREAS, the Borrower wishes, from time to time, to obtain loans and letters of credit, and Banks are willing to make such extensions of credit to the Borrower, on the terms and conditions hereinafter set forth:

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING AND OTHER TERMS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following words, terms and/or phrases shall have the following meanings and such meanings shall be applicable to both the singular and plural forms of the terms defined: "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Additional Facility A Bank" - see Section 2.21.

"Advance" means a borrowing hereunder, (i) made by some or all of the Banks on the same date or (ii) continued or converted by the Banks on the same date of continuation or conversion, consisting, in either case, of the aggregate amount of the several Loans of the same Type, under the same Facility and, in the case of LIBOR Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

"Advance Request" means a Facility A Advance Request, a Facility B Advance Request

or a Swing Line Borrowing Notice.

"Affiliate" of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For purposes of this definition, a Person shall be deemed to Control another Person if the Controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the Controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Controlled Person, whether through ownership of stock, by contract or otherwise.

"Administrative Agent" is defined in the first paragraph hereof.

"Aggregate Commitment" means (i) the aggregate of the Total Commitments of all of the Banks, as reduced from time to time pursuant to the terms hereof and (ii) when used with respect to any particular Facility, the aggregate of the Commitments of all of the Banks with respect to such Facility, as modified from time to time pursuant to the terms hereof.

"Aggregate Outstanding Credit Exposure" means, at any time, (i) the aggregate of the Outstanding Credit Exposure of all Banks for all Facilities or (ii) when used with respect to any particular Facility, the aggregate of the Outstanding Credit Exposure of all Banks for such Facility.

"Agreement" means this Credit Agreement, as amended or otherwise modified from time to time.

"Applicable Facility Fee Rate" - see the Pricing Schedule.

"Applicable Margin" - see the Pricing Schedule.

"Applicable Percentage" means a Facility A Percentage or a Facility B Percentage, as applicable.

"Assignment Agreement" - see Section 10.8(B).

"Banks" or "Bank" has the meaning assigned in the first paragraph of this Agreement. References to the "Banks" shall include the LC Issuer and, unless otherwise specified, shall include LaSalle in its capacity as Swing Line Bank; for purposes of clarification only, to the extent that LaSalle (or any successor LC Issuer or Swing Line Bank) may have any rights or obligations in addition to those of the other Banks due to its status as LC Issuer or Swing Line Bank, its status as such will be specifically referenced.

"Base Rate" means the rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (1%) per annum. For purposes hereof, "Prime Rate" means the rate of interest per annum publicly announced from time to time by LaSalle as its prime commercial lending rate at its Chicago office; each change in the Prime Rate shall be effective on the date such change is announced. The prime rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer by LaSalle.

"Base Rate Advance" means an Advance that bears interest at the Base Rate.

"Base Rate Loan" means a Loan that bears interest at the Base Rate.

"Bonds" means the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

"Borrower" has the meaning assigned in the first paragraph of this Agreement.

"Business Day" means any day on which banks are open for business (other than a

Saturday or Sunday) in New York, New York, Chicago, Illinois and Indianapolis, Indiana, and, if the transaction involves a LIBOR Advance, on which dealings are carried on in the London eurodollar interbank market.

"Capital Lease" means, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

"Cash Collateralize" means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

"Cash Equivalent and Short-Term Investments" means: (a) obligations of, or unconditionally guaranteed by, the United States of America; (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America; (c) negotiable or non-negotiable certificates of deposit and time deposits issued by any bank, trust company or national banking association, including the Administrative Agent, having total assets in excess of one (1) billion Dollars and which has combined capital, surplus and undivided profits of at least $25,000,000 in Dollars of the United States of America; (d) commercial paper of the quality rated on the date of purchase at "A-1" by S&P or "P-1" by Moody's purchased directly or through recognized money market dealers; (e) municipal obligations the interest on which is excluded from the gross income of the owners thereof for federal tax purposes under Section 103 of the Code, if rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P; (f) any repurchase agreement secured by any one or more of the foregoing; (g) any repurchase agreement or guaranteed investment contract from a bank or insurance company rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P and secured by any one or more of the foregoing with collateral equal or greater than 102% of the principal amount originally invested valued on a weekly basis; (h) units or shares of a Qualified Regulated Investment Company which invests solely in obligations described in clause (e) above; for purposes of this clause (h) a Qualified Regulated Investment Company means a qualified regulated investment company as defined by the Internal Revenue Service including any regulated investment company (as defined in Section 851(a) of the Code) which, (i) for the taxable year, meets the requirements of Section 852(a) of the Code, (ii) has authorized and outstanding only one class of units or shares and (iii) to the extent practicable invests all of its assets in tax-exempt bonds, or of the weighted average value of its assets is represented by investments in tax-exempt bonds; and (i) money market funds which funds are rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

"Change" - see Section 3.2.

"Closing Date" means the date on which all conditions precedent set forth in Section 4.2 are satisfied or waived by all Banks.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment" means a Facility A Commitment or a Facility B Commitment, as appropriate.

"Commitment Termination Date" means May 16, 2011.

"Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period. "Consolidated Total Capitalization" means at any time the sum of Total Debt and Total Capital, each calculated at such time.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Controlled Group" means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

"Conversion/Continuation Notice" - see Section 2.14.

"Credit Extension" means the making of an Advance or the issuance of a Letter of Credit hereunder.

"Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

"Dollars" and the sign "$" mean lawful money of the United States of America.

"Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders applicable to the Borrower and its Subsidiaries) relating to public health and safety and protection of the environment, including without limitation CERCLA and the Resource Conservation and Recovery Act.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Events of Default" has the meaning assigned to that term in Section 7.1 of this Agreement.

"Excluded Taxes" means, in the case of each Bank or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Bank or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Bank's principal executive office or such Bank's applicable Lending Installation is located.

"Existing Facilities" - see Section 10.17.

"Facility" means (a) the Commitments of the Banks and the LC Issuer to make Revolving A Loans, to make and participate in Swing Line Loans and issue and participate in Letters of Credit, and the Loans and Letters of Credit extended under such Commitments ("Facility A") and (b) the Commitments of the Banks to make Revolving B Loans and the Revolving B Loans extended under such Commitments ("Facility B").

"Facility A" - see the definition of "Facility."

"Facility A Advance Request" - see Section 2.1(B).

"Facility A Bank" means a Bank that holds any Facility A Commitment or any Outstanding Credit Exposure under Facility A.

"Facility A Commitment" means, for each Bank, its commitment to make Revolving A Loans to, and participate in Swing Line Loans made to and Letters of Credit issued upon the application of, the Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Facility A Commitment of each Bank as of May 16, 2006 is set forth on Schedule I.

"Facility A Percentage" means, with respect to a Bank at any time, a portion equal to a fraction the numerator of which is such Bank's Facility A Commitment at such time and the denominator of which is the Aggregate Commitment under Facility A at such time.

"Facility B" - see the definition of "Facility."

"Facility B Advance Request" - see Section 2.2(B).

"Facility B Bank" means any Bank that holds any Facility B Commitment or Outstanding Credit Exposure under Facility B.

"Facility B Commitment" means, for each Bank, its commitment to make Revolving B Loans to the Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Facility B Commitment of each Bank as of May 16, 2006 is set forth on Schedule I.

"Facility B Percentage" means, with respect to a Bank at any time, a portion equal to a fraction the numerator of which is such Bank's Facility B Commitment at such time and the denominator of which is the Aggregate Commitment under Facility B at such time.

"Federal Funds Effective Rate" means, for any day, the weighted average of the rates for overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by LaSalle from three Federal funds brokers of recognized standing selected by it.

"FERC" means the Federal Energy Regulatory Commission and any successor agency thereto.

"FERC Order" means the order issued by the FERC to the Borrower dated July 23, 2004, Docket No. ES04-38-000, or an extension, renewal or replacement of such order in form and substance satisfactory to the Banks.

"Financing Documents" means, collectively, this Agreement, the LC Applications, the Notes, and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

"Fitch" - see the Pricing Schedule.

"Fitch Rating" - see the Pricing Schedule.

"FPA" means the Federal Power Act, as amended, and all rules and regulations promulgated thereunder.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

"Hazardous Materials" - see Section 6.1(H).

"Indebtedness" means all obligations and liabilities of the Borrower to any Person (including without limitation all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or payable, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise. Indebtedness includes, without limiting the generality of the foregoing: (a) obligations or liabilities of any Person that are secured by any Lien upon property owned by the Borrower even though the Borrower has not assumed or become liable for the payment therefor; and (b) obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by the Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.

"Indemnified Amounts" - see Section 10.6(B).

"Indemnitee" - see Section 10.6(B).

"Interest Period" means, with respect to any LIBOR Advance, the one month, two month, three month or six month period selected by the Borrower and commencing on the date of such Advance. No Interest Period for Revolving A Loans or Revolving B Loans may extend past the Commitment Termination Date. Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day).

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit account and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"IPALCO" means IPALCO Enterprises, Inc., an Indiana corporation.

"IPSCA" means the Indiana Public Service Commission Act, as amended, I.C. 8-1-2-1 et seq., and all rules and regulations promulgated thereunder.

"IURC" means the Indiana Utility Regulatory Commission and any successor agency thereto.

"IURC Order" means the order issued by the IURC to the Borrower dated March 22, 2006, Cause No. 42968, or an extension, renewal or replacement of such order in form and substance satisfactory to the Banks.

"LaSalle" is defined in the first paragraph hereof.

"LC Application" - see Section 2.20(C).

"LC Fee" - see Section 2.20(D).

"LC Issuer" means LaSalle in its capacity as issuer of Letters of Credit hereunder.

"LC Obligations" means, at any time, the sum of (i) the aggregate undrawn amount under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"LC Payment Date" - see Section 2.20(E).

"LC Sublimit" - see Section 2.20(A).

"Lending Installation" means, with respect to a Bank or the Administrative Agent, the office, branch, Subsidiary or Affiliate of such Bank or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Bank or the Administrative Agent pursuant to Section 2.17.

"Letter of Credit" - see Section 2.20(A).

"Liabilities" means, at any time, all liabilities of the Borrower and its Subsidiaries that would be shown on a consolidated balance sheet of the Borrower prepared in accordance with GAAP at such time.

"LIBOR Advance" means an Advance which bears interest at the applicable LIBOR Rate.

"LIBOR Base Rate" means, with respect to any LIBOR Advance for any Interest Period, a rate of interest equal to the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the LIBOR Loan of LaSalle for such Interest Period and for a period equal to such Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by the Administrative Agent in its sole discretion. The Administrative Agent's determination of the LIBOR Base Rate shall be conclusive, absent manifest error.

"LIBOR Loan" means a Loan which bears interest at the applicable LIBOR Rate.

"LIBOR Rate" means, for each Interest Period for LIBOR Advances, the rate of interest per annum determined by the following formula:

LIBOR Rate = LIBOR Base Rate 1 - LIBOR Reserve Percentage.

"LIBOR Reserve Percentage" means, with respect to any Interest Period for any LIBOR Advance, the maximum aggregate reserve requirement (including all basis, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities" as that term is defined in Regulation D.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrances, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

"Loan" means, with respect to a Bank, such Bank's portion of any Advance.

"Master Letter of Credit Agreement" means the Master Letter of Credit Agreement dated as of December 17, 2002 between the Borrower and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time, including any amendment and restatement thereof, any replacement thereof and any successor thereto.

"Material Adverse Effect" means a material adverse effect on the operations, business, properties, prospects or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to carry out its obligations under the Financing Documents.

"Modify" and "Modification" - see Section 2.20(A).

"Moody's" - see the Pricing Schedule.

"Moody's Rating" - see the Pricing Schedule.

"Multiemployer Pension Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any other member of the Controlled Group may have any liability.

"Non-U.S. Bank" - see Section 3.5(iv).

"Notes" means the Revolving Notes of the Borrower, payable to the order of the respective Banks and substantially in the form of Exhibit A, as the same may be amended or otherwise modified from time to time.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Banks or to any Bank, the Administrative Agent, the LC Issuer or any Indemnitee arising under the Financing Documents.

"Other Taxes" is defined in Section 3.5(ii).

"Outstanding Credit Exposure" means, as to any Bank at any time, (i) the sum of (a) the aggregate principal amount of its Loans outstanding at such time plus (b) an amount equal to its Facility A Percentage of the LC Obligations at such time plus (c) an amount equal to its Facility A Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time or (ii) when used with respect to a particular Facility, the sum of (a) the aggregate principal amount of its Loans under such Facility outstanding at such time plus (b) if such Facility is Facility A, an amount equal to its Facility A Percentage of the LC Obligations and Swing Line Loans at such time.

"Participant" - see Section 10.7(A).

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

"Pricing Schedule" - see Schedule II.

"Pro Rata Share" means, with respect to a Bank, a portion equal to a fraction the numerator of which is such Bank's Total Commitment and the denominator of which is the Aggregate Commitment.

"Purchaser" - see Section 10.8(B).

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Letters of Credit.

"Release" means a "release", as such term is defined in CERCLA.

"Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

"Required Banks" means Banks in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

"Required Facility A Banks" means Banks in the aggregate having more than 50% of the Aggregate Commitment under Facility A or, if the Facility A Commitments have been terminated, Banks in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure under Facility A.

"Required Facility B Banks" means Banks in the aggregate having more than 50% of the Aggregate Commitment under Facility B or, if the Facility B Commitments have been terminated, Banks in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure under Facility B.

"Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

"Revolving A Loans" - see Section 2.1(A).

"Revolving B Loans" - see Section 2.2(A).

"S&P" - see the Pricing Schedule.

"S&P Rating" - see the Pricing Schedule.

"Subsidiary" with respect to any Person, means, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such Person or such Person's other Subsidiaries, or (b) that is, as of such date, otherwise Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

"Swing Line Bank" means LaSalle or such other Bank which may succeed to its rights and obligations as Swing Line Bank pursuant to the terms of this Agreement.

"Swing Line Borrowing Notice" is defined in Section 2.21(B).

"Swing Line Commitment" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

"Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.21.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Termination Event" means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

"Total Capital" means, at any time, the amount shown opposite the captions "stockholders' equity," and "preferred stock" on the balance sheet of the Borrower at such time.

"Total Debt" means at any time (a) all interest-bearing Liabilities of the Borrower and its Subsidiaries, (b) all securitized facilities of the Borrower and its Subsidiaries, (c) all Capital Lease obligations of the Borrower and its Subsidiaries and (d) all letter of credit obligations of the Borrower and its Subsidiaries; provided, however, that the term "Total Debt" shall not include accounts payable and accruals of the Borrower that would be shown as such on the balance sheet of the Borrower prepared in accordance with GAAP.

"Total Commitment" means, for each Bank, its commitment to make Loans to, and participate in Swing Line Loans made to and in Letters of Credit issued upon the application of, the Borrower, as such commitment may be modified from time to time in accordance with the terms of this Agreement. The amount of the Total Commitment of each Bank as of May 16, 2006 is set forth on Schedule I.

"Transferee" - see Section 10.8(D).

"Trustee" means J.P. Morgan Trust Company National Association, in its capacity as Trustee for the Bonds, or any successor thereto.

"Type" means, with respect to any Advance, its nature as a Base Rate Advance or a LIBOR Advance and with respect to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP applied in a manner consistent with the Borrower's financial statements for the year ended December 31, 2005, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

Section 1.3. Other Terms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

Section 2.1. Facility A Advances.

(A) Amount. Each Facility A Bank severally agrees, subject to the terms and conditions of this Agreement, including, but not limited to, the conditions precedent contained in Article IV hereof, to (i) from time to time before the Commitment Termination Date, make revolving loans to the Borrower for the purposes described in Section 2.11(i) ("Revolving A Loans") and (ii) participate in Swing Line Loans made to and Letters of Credit issued upon the request of the Borrower, from time to time, provided that, after giving effect to the making of each such Loan and the issuance of each such Letter of Credit (i) such Bank's Outstanding Credit Exposure in respect of Facility A shall not exceed its Facility A Commitment and (ii) such Bank's Outstanding Credit Exposure shall not exceed its Total Commitment. In no event may the Aggregate Outstanding Credit Exposure under Facility A exceed the amount of the Aggregate Commitment with respect to such Facility. Each Advance (other than any Swing Line Loan) under Facility A shall consist of Revolving A Loans made by each Facility A Bank ratably in proportion to such Bank's respective Facility A Percentage. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow under Facility A at any time prior to the Commitment Termination Date. In accordance with the terms of this Agreement, at the Borrower's option, borrowings under Facility A (other than any Swing Line Loan) may be Base Rate Advances or LIBOR Advances or a combination thereof in principal amounts of $1,000,000 or larger integral multiples thereof, as more fully described in this Agreement. The LC Issuer will issue Letters of Credit hereunder on the terms and conditions set forth in Section 2.20.

(B) Method of Selecting Types and Interest Periods for New Advances. For each Advance under Facility A (other than any Swing Line Loan), the Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Facility A Advance Request") of each Advance under Facility A (other than any Swing Line Loan) not later than (x) in the case of a Base Rate Advance, noon (Chicago time) on the borrowing date of such Base Rate Advance and (y) in the case of a LIBOR Advance, 10:00 a.m. (Chicago time) three Business Days before the borrowing date of such LIBOR Advance. Each Facility A Advance Request shall specify:

(i) that it is a request for an Advance under Facility A,

(ii) the borrowing date, which shall be a Business Day, of the Advance requested thereby,

(iii) the aggregate amount of such Advance,

(iv) the Type of Advance selected and

(v) in the case of each LIBOR Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Chicago time) on each borrowing date under Facility A, each Facility A Bank shall make available its Revolving A Loan or Revolving A Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Section 10.5. The Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

Section 2.2. Facility B Advances.

(A) Amount. From time to time before the Commitment Termination Date, each Facility B Bank severally agrees, subject to the terms and conditions of this Agreement, including, but not limited to, the conditions precedent contained in Article IV hereof, to make revolving loans to the Borrower for the purposes described in Section 2.11(ii) ("Revolving B Loans"), provided that, after giving effect to the making of each such Loan (i) such Bank's Outstanding Credit Exposure in respect of Facility B shall not exceed its Facility B Commitment and (ii) such Bank's Outstanding Credit Exposure shall not exceed its Total Commitment. In no event may the Aggregate Outstanding Credit Exposure under Facility B exceed the amount of the Aggregate Commitment with respect to such Facility. Each Advance under Facility B shall consist of Revolving B Loans made by each Facility B Bank ratably in proportion to such Bank's respective Facility B Percentage. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow under Facility B at any time prior to the Commitment Termination Date. In accordance with the terms of this Agreement, at the Borrower's option, borrowings under Facility B may be Base Rate Advances or LIBOR Advances or a combination thereof in principal amounts of $1,000,000 or larger integral multiples thereof, as more fully described in this Agreement.

(B) Method of Selecting Types and Interest Periods for New Advances. For each Advance under Facility B, the Trustee for the Bonds may, on behalf of the Borrower, submit to the Administrative Agent an irrevocable notice in the form of Exhibit B (a "Facility B Advance Request") for such Advance not later than (x) in the case of a Base Rate Advance, noon (Chicago time) on the borrowing date of such Base Rate Advance and (y) in the case of a LIBOR Advance, 10:00 a.m. (Chicago time) three Business Days before the borrowing date of such LIBOR Advance, requesting that an Advance under Facility B be made on the requested borrowing date, which shall be a Business Day, and the aggregate amount of such Advance. Concurrently with any Facility B Advance Request, the Borrower shall provide a written notice to the Administrative Agent specifying the Type of Advance requested by such Facility B Advance Request and, in the case of any requested LIBOR Advance, the Interest Period applicable thereto; provided that, if the Administrative Agent does not receive such concurrent notice prior to 10:00 a.m., Chicago time, at least three Business Days prior to the date of the requested Advance specifying that such Advance is to be a LIBOR Advance and the Interest Period of such LIBOR Advance, such Advance shall be a Base Rate Advance. Upon any Facility B Advance Request being submitted to the Administrative Agent, the Borrower shall deliver a certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, to the effect that all conditions precedent set forth in Sections 4.1 and 4.2, as applicable, have been satisfied. The Borrower hereby irrevocably authorizes the Trustee to submit Facility B Advance Requests on behalf of the Borrower, solely for the purpose set forth in Section 2.11(ii). Without limiting the generality of Section 9.5, the Administrative Agent may conclusively rely on any document purported to be submitted by the Trustee believed by the Administrative Agent to be genuine and to have been signed or presented by the proper Person. Not later than 2:00 p.m. (Chicago time) on each borrowing date under Facility B, each Facility B Bank shall make available its Revolving B Loan or Revolving B Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Section 10.5. The Administrative Agent will make the funds so received from the Banks available to the Trustee at the Administrative Agent's aforesaid address.

Section 2.3. Interest.

(A) Interest Rate. Interest shall accrue on the Loans subject to and in accordance with the terms and conditions of this Agreement and the Notes as follows:

(i) Base Rate Advances shall bear interest at the Base Rate plus the Applicable Margin; and

(ii) LIBOR Advances shall bear interest at the LIBOR Rate applicable to each Interest Period for such Advance plus the Applicable Margin in effect for each day during the relevant period; provided, however, that during the continuance of any Default or Event of Default, unless the Required Banks otherwise consent, each Advance shall bear interest at a rate per annum equal to the rate applicable thereto from time to time in effect plus 2%.

(B) Interest Payments. Interest accrued on each Base Rate Advance shall be payable on the last day of each calendar quarter, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each LIBOR Advance having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which such LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity.

(C) Computation of Interest. Interest due under this Agreement and under the Notes shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as the case may be, on Base Rate Advances, and on the basis of a 360- day year on LIBOR Advances.

Section 2.4. Mandatory Prepayments. If the Aggregate Outstanding Credit Exposure with respect to any Facility exceeds the Aggregate Commitment for such Facility, the Borrower shall forthwith make a mandatory prepayment of the Loans in such Facility (and/or, if the affected Facility is Facility A, Cash Collateralize LC Obligations) in an amount equal to such excess.

Section 2.5. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any larger integral multiple of $100,000 in excess thereof, any portion of the outstanding Base Rate Advances upon prior notice to the Administrative Agent on or prior to 11:00 a.m. (Chicago time) on the date of prepayment. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Bank by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding LIBOR Advances, or, in a minimum aggregate amount of $1,000,000 or any larger integral multiple thereof, any portion of the outstanding LIBOR Advances upon three Business Days' prior notice to the Administrative Agent.

Section 2.6. Maturity.

(A) Facility A Maturity. If not sooner paid or accelerated pursuant to the terms of this Agreement, the Revolving A Loans and all other unpaid Obligations with respect to Facility A shall be paid in full by the Borrower on the Commitment Termination Date.

(B) Facility B Maturity. If not sooner paid or accelerated pursuant to the terms of this Agreement, the Revolving B Loans and all other unpaid Obligations with respect to Facility B shall be paid in full by the Borrower on the Commitment Termination Date.

Section 2.7. Voluntary Reduction or Termination of the Commitments. The Borrower may from time to time on at least three Business Days' prior written notice received by the Administrative Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Aggregate Commitment in respect of any Facility to an amount not less than the Aggregate Outstanding Credit Exposure for such Facility. Any such reduction shall be in an amount of at least $5,000,000 or in a larger integral multiple of $1,000,000 and shall be pro rata among the Banks holding Commitments in such Facility. The Borrower may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other Obligations of the Borrower under the Financing Documents and Cash Collateralization in full of the Letters of Credit. If, after giving effect to any reduction of the Aggregate Commitment for Facility A, the LC Sublimit or the Swing Line Commitment exceeds the amount of the Aggregate Commitment for Facility A, the LC Sublimit or the Swing Line Commitment, as applicable, shall be automatically reduced by the amount of such excess.

Section 2.8. Notes. Each Loan of each Bank shall be evidenced by a Note. Each Bank is hereby authorized to record the principal amount of each of its Loans and each repayment on any schedule to its Note (and each such record shall be conclusive, absent manifest error); provided that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note.

Section 2.9. Making of Payments and Prepayments, Proration and Setoff.

(A) Making of Payments and Prepayments. Except as set forth below, all payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and under the Notes shall be made to the Administrative Agent at the Administrative Agent's address specified pursuant to Section 10.5 in Dollars and in immediately available funds prior to 2:00 p.m., Chicago time, on the date due. The Administrative Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Administrative Agent for the account of such Bank. The Borrower hereby irrevocably authorizes the Banks, if and to the extent payment of any principal, interest, Reimbursement Obligations and/or fees hereunder and/or under the other Financing Documents is not made when due, to charge against any of the Borrower's accounts with the Banks an amount equal to the amount thereof not paid when due. Any such payment or prepayment which is received by the Administrative Agent in Dollars and in immediately available funds after 2:00 p.m., Chicago time, on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether an Event of Default has occurred, any such payment or prepayment if received by the Administrative Agent prior to the close of the Administrative Agent's business on a Business Day shall be deemed received on such Business Day. All payments under Section 3.1 and (to the extent they relate to a Change) Section 3.2 shall be made directly to the affected Bank.

(B) Setoff. While any Event of Default exists, each of the Banks is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by each of the Banks to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not any Bank shall have made any demand under this Agreement or the Notes and although such Obligations may be unmatured. Each Bank exercising such right of setoff and application agrees to promptly notify the Borrower after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Banks under this Section 2.09(B) are in addition to all other rights and remedies (including, without limitation, other rights of setoff) that the Banks may have.

(C) Proration of Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1 or (to the extent relating to compensation for a Change) Section 3.2) in a greater proportion than that received by any other Bank, such Bank agrees to purchase such participations in the Aggregate Outstanding Credit Exposure held by the other Banks so that after such purchase each Bank will hold its Applicable Percentage of the Aggregate Outstanding Credit Exposure of each Facility. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for the Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

(D) Unconditional Obligations and No Deductions. The Borrower's obligation to make all payments provided for in this Agreement and/or the Notes shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, regardless of whether any claims, defenses or offsets of any type exist. Section 2.10. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, subject to the last sentence of the definition of "Interest Period," such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under the Notes.

Section 2.11. Use of Proceeds.

The Borrower shall:

(i) use the proceeds of the Revolving A Loans and Letters of Credit for working capital and general corporate purposes and

(ii) use the proceeds of the Revolving B Loans solely to provide liquidity support for the Bonds.

It is understood that, notwithstanding anything to the contrary herein, the Banks shall be under no obligation to advance moneys under this Agreement directly to the Borrower in respect of Facility B Advances and that only the Trustee may submit Facility B Advance Requests, and only on behalf of the Borrower for the purpose of liquidity support for the Bonds.

Section 2.12. Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a facility fee at a per annum rate equal to the Applicable Facility Fee Rate on such Bank's Total Commitment (regardless of usage) from the date hereof to and including the Commitment Termination Date. Such fee shall accrue from the date hereof, shall be payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date, and shall be computed for the number of actual days elapsed in a 360-day year. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Banks to make Loans hereunder.

Section 2.13. Reimbursement of Costs. The Borrower agrees to reimburse the Administrative Agent for all reasonable costs (including, but not limited to, legal fees, accountants' fees, recording fees, filing fees, title searches, lien searches, title insurance and credit investigations) incurred by the Administrative Agent in connection with the Credit Extensions made hereunder.

Section 2.14. Conversion and Continuation of Outstanding Advances. Base Rate

Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances pursuant to this Section 2.14 or are repaid. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless (x) such LIBOR Advance is or was repaid or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (defined below) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period. The Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than Swing Line Loans) into a LIBOR Advance; provided that each Advance shall be a minimum aggregate amount of $1,000,000 or any larger integral multiple thereof. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Base Rate Advance into a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued and (iii) the amount of such Advance which is to be converted into or continued as a LIBOR Advance and the duration of the Interest Period applicable thereto.

Section 2.15. Pro Rata Treatment. All borrowings, conversions and continuations within any Facility shall be effected so that after giving effect thereto each Bank will have a pro rata share (according to its Applicable Percentage ) of all Advances in such Facility. All payments with respect to any Facility shall be applied so that after giving effect thereto each Bank shall have received its pro rata share (according to the proportion that its Loans in such Facility bears to all Loans in such Facility) thereof.

Section 2.16. Telephonic Notices.

The Borrower hereby authorizes the Banks and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Bank in good faith believes to be acting on behalf of the Trustee or the Borrower, it being understood that the foregoing authorization is specifically intended to allow Advance Requests and Continuation/Conversion Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Bank, of each telephonic notice signed by an authorized officer of the Trustee or the Borrower. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Banks, the records of the Administrative Agent and the Banks shall govern absent manifest error.

Section 2.17. Lending Installations. Each Bank may book its Loans and its participations in any LC Obligations and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Bank or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Bank or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Bank and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Section 10.5, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

Section 2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Bank, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Banks, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Bank, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment bythe Borrower, the interest rate applicable to the relevant Loan.

Section 2.19. Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or conversion into any LIBOR Loan, and the LC Issuer shall not have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.

Section 2.20. Letters of Credit.

(A) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement (including Article IV), to issue letters of credit (each, a "Letter of Credit") and to extend, increase, decrease or otherwise modify each Letter of Credit ("Modify," and each such action a "Modification"), from time to time prior to the Commitment Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $30,000,000 (the "LC Sublimit") and (ii) the Aggregate Outstanding Credit Exposure with respect to Facility A shall not exceed the Aggregate Commitment for such Facility. No Letter of Credit shall have an expiry date later than the earlier to occur of (x) one year after the date of issuance thereof (provided that any Letter of Credit may, with the consent of the LC Issuer, be automatically renewable for successive one-year periods (which shall in no event extend beyond the date referred to in the following clause (y)) and (y) five Business Days prior to the Commitment Termination Date.

(B) Participations. Upon the issuance or Modification by the LC Issuer of a Letter of Credit in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Facility A Bank, and each such Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Letter of Credit and the related LC Obligations equal to its Facility A Percentage thereof.

(C) Notice. Subject to Section 2.20(A), the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Facility A Bank, of the contents thereof and of the amount of such Bank's participation in such proposed Letter of Credit. The issuance or Modification by the LC Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the LC Issuer shall have reasonably requested (each, an "LC Application"), including without limitation the Master Letter of Credit Agreement. In the event of any conflict between the terms of this Agreement and the terms of any LC Application or the Master Letter of Credit Agreement, the terms of this Agreement shall control.

(D) LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Facility A Banks ratably in accordance with their respective Facility A Percentages, with respect to each Letter of Credit, a letter of credit fee at a per annum rate equal to the Applicable Margin for LIBOR Loans in effect from time to time on the average daily undrawn stated amount under such Letter of Credit, such fee to be payable in arrears (i) on the last day of each calendar quarter and (ii) on the Commitment Termination Date (such fee, the "LC Fee"); provided that, unless the Required Banks otherwise consent, the LC Fee shall be increased by 2% per annum during the continuance of any Default or Event of Default. Such fee shall be computed for the actual number of days elapsed in a 360-day year. The Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in an amount in the amount separately agreed between the Borrower and the LC Issuer and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

(E) Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Facility A Bank as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Bank shall be only to determine that the documents (including, without limitation, each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. Each Facility A Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Bank's Facility A Percentage of the amount of each payment made by the LC Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20(F), plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of the LC Issuer's demand for such reimbursement to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.

(F) Reimbursement by the Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the LC Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Facility A Bank ratably in accordance with its Facility A Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by the LC Issuer, but only to the extent such Bank has made payment to the LC Issuer in respect of such Letter of Credit pursuant to Section 2.20(E). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Facility A Advance Request in compliance with Section 2.1(B) and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance under Facility A for the purpose of satisfying any Reimbursement Obligation.

(G) Obligations Absolute. The Borrower's obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the LC Issuer and the Banks that the LC Issuer and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claim or defense whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee; provided that, notwithstanding the foregoing, the Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by the LC Issuer's willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit. In the absence of gross negligence or willful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction), the LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the LC Issuer or any Bank under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability of the LC Issuer or any Bank to the Borrower.

(H) Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it may reasonably deem appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Facility A Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Letter of Credit.

(I) Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Bank, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Bank, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to the LC Issuer hereunder; provided that the Borrower shall not be required to indemnify any Bank, the LC Issuer or the Administrative Agent and their respective directors, offices, agents and employees, for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (x) the same are determined by a court of competent jurisdiction in a final, nonappealable judgment to have resulted solely from the willful misconduct or gross negligence of the LC Issuer or (y) caused by the LC Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

(J) Banks' Indemnification. Each Bank shall, ratably in accordance with its Facility A Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

(K) Rights as a Bank. In its capacity as a Bank, the LC Issuer shall have the same rights and obligations as any other Bank.

(L) Cash Collateral. If, on the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize in full all LC Obligations with respect to then-outstanding Letters of Credit.

(M) Existing Letters of Credit. The Borrower, the Banks and the Administrative Agent agree that, on the Closing Date, the letters of credit issued by LaSalle and listed on Schedule V shall be deemed to be, and constitute, Letters of Credit issued hereunder. Without limiting the generality of the foregoing, each Facility A Bank shall be deemed to have purchased from the LC Issuer a participation in such Letters of Credit on the Closing Date pursuant to Section 2.20(B). The letter of credit fees payable under Section 2.20(D) with respect to such Letters of Credit shall accrue from the Closing Date. No fronting fees shall be payable under Section 2.20(D) with respect to such Letters of Credit.

Section 2.21. Swing Line Loans.

(A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Article IV, from and including the date of this Agreement and prior to the Commitment Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that (x) the Aggregate Outstanding Credit Exposure in respect of Facility A shall not at any time exceed the Aggregate Commitment in respect of Facility A and (y) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Bank's Facility A Percentage of the Swing Line Loans, plus (ii) the outstanding Revolving A Loans made by the Swing Line Bank pursuant to Section 2.1, exceed the Swing Line Bank's Facility A Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Commitment Termination Date.

(B) Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the borrowing date of each Swing Line Loan, specifying (i) the applicable borrowing date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin.

(C) Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Facility A Bank by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable borrowing date, the Swing Line Bank shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Section 10.5. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower in the Borrower's bank account at the Administrative Agent on the borrowing date.

(D) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the tenth Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Bank (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth Business Day after the borrowing date of any Swing Line Loan, require each Facility A Bank (including the Swing Line Bank) to make a Revolving A Loan in the amount of such Facility A Bank's Facility A Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.21(D), each Facility A Bank shall make available its required Revolving A Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Section 10.5. Revolving A Advances made pursuant to this Section 2.21(D) shall initially be Base Rate Advances and thereafter may be continued as Base Rate Advances or converted into LIBOR Advances in the manner provided in Section 2.14 and subject to the other conditions and limitations set forth in this Article II. Unless a Facility A Bank shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 had not then been satisfied, such Facility A Bank's obligation to make Revolving A Loans pursuant to this Section 2.21(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set- off, counterclaim, recoupment, defense or other right which such Facility A Bank may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of an Event of Default or Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or (d) any other circumstances, happening or event whatsoever. In the event that any Facility A Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.21(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Facility A Bank hereunder until the Administrative Agent receives such payment from such Facility A Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Facility A Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.21(D), such Facility A Bank shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving A Loan, and such interest and participation may be recovered from such Facility A Bank together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Commitment Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.22. Increases in Facility A Commitments. So long as no Event of Default or Default exists or would result therefrom, the Borrower may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit E, request that the Aggregate Commitment for Facility A be increased to up to $109,400,000 by (a) increasing the Facility A Commitment of one or more Facility A Banks that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a Facility A Bank party hereto (each an "Additional Facility A Bank") with a Facility A Commitment in an amount agreed to by any such Additional Facility A Bank; provided that no Additional Facility A Bank shall be added as a party hereto without the written consent of the Administrative Agent, the Swing Line Bank and the LC Issuer (which shall not be unreasonably withheld). Any increase in the Aggregate Commitment for Facility A pursuant to this Section 2.22 shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Facility A Commitment of an existing Facility A Bank) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of an Additional Facility A Bank). The Administrative Agent shall promptly notify the Borrower and the Banks of any increase in the amount of the Aggregate Commitment for Facility A pursuant to this Section 2.22 and of the Facility A Commitment of each Facility A Bank after giving effect thereto. The Borrower acknowledges that, in order to maintain Advances in Facility A in accordance with each Facility A Bank's pro rata share of all outstanding Advances in Facility A prior to any increase in the Aggregate Commitment for Facility A pursuant to this Section 2.22, a reallocation of the Facility A Commitments as a result of a non-pro-rata increase in the Aggregate Commitment for Facility A may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).

ARTICLE III

YIELD PROTECTION; TAXES

Section 3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Bank or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Bank or the LC Issuer in respect of its LIBOR Loans, Letters of Credit or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its LIBOR Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Bank or any applicable Lending Installation or the LC Issuer in connection with its LIBOR Loans, Letters of Credit or participations therein, or requires any Bank or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of LIBOR Loans, Letters of Credit or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Bank or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Bank or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its LIBOR Loans or Commitments or of issuing or participating in Letters of Credit or to reduce the return received by such Bank or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such LIBOR Loans, Commitments, Letters of Credit or participations therein, in any event by an amount which such Bank or the LC Issuer reasonably deems material, then, within seven Business Days of demand by such Bank or the LC Issuer, as the case may be, the Borrower shall pay such Bank or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Bank or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

Section 3.2. Changes in Capital Adequacy Regulations. If a Bank or the LC Issuer determines the amount of capital required or expected to be maintained by such Bank or the LC Issuer, any Lending Installation of such Bank or the LC Issuer, or any Person controlling such Bank or the LC Issuer is increased as a result of a Change, then, within seven Business Days of demand by such Bank or the LC Issuer, the Borrower shall pay such Bank or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitments to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Bank's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk- Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi- governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or the LC Issuer or any Lending Installation or any Person controlling any Bank or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk- based capital guidelines in effect in the United States on the date of this Agreement, including, without limitation, transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including, without limitation, transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 3.3. Availability of Types of Advances. If any Bank determines that maintenance of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Required Banks determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Loans are not available or (ii) the interest rate applicable to LIBOR Loans does not accurately reflect the cost of making or maintaining LIBOR Loans, then the Administrative Agent shall suspend the availability of LIBOR Loans and require any affected LIBOR Loans to be repaid or converted to Base Rate Loans, either on the last day of the Interest Period thereof or on such earlier date on which an affected Bank may no longer lawfully continue to maintain such LIBOR Loan (as determined by such Bank), subject to the payment of any funding indemnification amounts required by Section 3.4.

Section 3.4. Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by the Borrower (or the Trustee on behalf of the Borrower) for any reason other than default by the Banks, the Borrower will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Advance.

Section 3.5. Taxes. (i) All payments by the Borrower to or for the account of any Bank, the LC Issuer or the Administrative Agent hereunder or under any Note or LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 3.5) such Bank, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made. (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or LC Application ("Other Taxes"). (iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Bank as a result of its Commitments, its Credit Extensions hereunder or otherwise in connection with its participation in this Agreement and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Bank makes demand therefor pursuant to Section 3.6. (iv) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Bank") agrees that it will, not more than ten Business Days after the date of this Agreement, (a) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (b) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. (v) For any period during which a Non- U.S. Bank has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non- U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes. (vi) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Banks under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

Section 3.6. Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Bank under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Loans under Section 3.3, so long as such designation is not, in the judgment of such Bank, disadvantageous to such Bank. Each Bank shall deliver a written statement of such Bank to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Bank funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Bank shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Loans and other obligations under the Financing Documents and termination of this Agreement.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1. Conditions Precedent to all Credit Extensions. Unless the Required Banks otherwise consent in writing, the obligations of the Banks to make any Credit Extension (except as otherwise set forth in Section 2.21(D) with respect to Revolving A Loans for the purpose of repaying Swing Line Loans) is subject to performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incidental to the Credit Extension shall be satisfactory to counsel for the Administrative Agent and that the following conditions shall be met: (A) The representations and warranties of the Borrower contained in Section 5.1 of this Agreement are true and accurate on the date of such Credit Extension; provided that the representation and warranty set forth in Section 5.1(P) shall not be required to be made on any date other than the Closing Date. (B) No Default or Event of Default shall then be in existence or would be created thereby. Each Advance Request or request for issuance of a Letter of Credit with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in this Section 4.1 have been satisfied.

Section 4.2. Conditions Precedent to Initial Credit Extension. The obligation of the Banks to make the initial Credit Extension is subject to the receipt by the Banks on or before the Closing Date of all of the following, each dated the Closing Date or another date prior to the Closing Date acceptable to the Banks and each to be in the form and substance acceptable to the Administrative Agent:

(A) The Notes and any other documents required hereunder.

(B) A favorable opinion of Barnes & Thornburg LLP, counsel to the

Borrower, substantially in the form of Exhibit C attached hereto.

(C) Certified copies of the FERC Order and the IURC Order.

(D) A Certificate of Existence from the Secretary of State of Indiana, dated not more than five days before the Closing Date, stating that the Borrower is duly organized and existing under the laws of the State of Indiana.

(E) Payment to the Administrative Agent and the Banks of the fees specified in this Agreement as being payable on the Closing Date and the legal fees of the Administrative Agent and other expenses.

(F) Evidence required by the Administrative Agent to establish that the Borrower has the authority to enter into this Agreement and that all Financing Documents executed in connection with the Credit Extensions will be valid and binding obligations of the Borrower, fully enforceable in accordance with their respective terms under applicable law. Such evidence shall include, without limitation, the opinion of counsel referred to in Section 4.2(B) hereof, resolutions of the board of directors of the Borrower and a certificate of the Secretary of the Borrower certifying the same.

(G) Copies of the Borrower's Articles of Incorporation and By-Laws, each as amended to date, certified by the Secretary of the Borrower.

(H) A written certificate of the Secretary of the Borrower as to the names and signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and other documents to be executed and delivered pursuant hereto.

(I) Such other information about the Borrower and/or its assets, business and/or financial condition as the Administrative Agent or any Bank may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Banks that, after giving effect to the Credit Extensions and the application of the proceeds thereof (which representations and warranties shall survive the making of the Credit Extensions and the termination of this Agreement):

(A) Organization and Existence. The Borrower is a corporation, duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business in all jurisdictions in which such qualification is required, except where failure to so qualify would not have a Material Adverse Effect, and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Financing Documents.

(B) Authorization and Absence of Defaults. The execution, delivery to the Administrative Agent and the Banks, the incurrence by the Borrower of the Indebtedness under the Financing Documents and performance by the Borrower of its obligations under the Financing Documents have been duly authorized by all necessary corporate and governmental action and do not (i) require any consent or approval of the shareholders or board of directors of the Borrower which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or its Subsidiaries and/or the Articles of Incorporation or By-Laws, where applicable, of the Borrower and its Subsidiaries, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Borrower and its Subsidiaries. The Borrower and each Subsidiary is in compliance with each law, rule, regulation, order, writ, judgment, injunction, decree, determination or award described in clause (ii) above and is in compliance with each indenture, agreement, lease or instrument described in clause (iii) above, except, in each case, where the failure to be in compliance is immaterial to the financial condition or business of the Borrower and its Subsidiaries.

(C) Acquisition of Consents. No authorization, consent, approval, license or exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including without limitation any authorization, consent, approval, license or exemption of, or filing with, the FERC, the IURC and any other regulatory authority having jurisdiction) is necessary for the valid execution and delivery to the Administrative Agent and the Banks, the incurrence by the Borrower of the Indebtedness under the Financing Documents and the performance by the Borrower of its obligations under the Financing Documents, other than those already obtained and copies of which have been provided to the Administrative Agent and the Banks.

(D) Validity and Enforceability. This Agreement is, and each of the other Financing Documents when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent enforceability thereof is limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

(E) Financial Information. All financial statements which have been or will be furnished to the Administrative Agent or the Banks by the Borrower are, and will be, true and correct and reflect, or will reflect when delivered in the future, fairly the financial condition of the Borrower and its Subsidiaries and have been, or will be, prepared in accordance with GAAP consistently applied. The Borrower and its Subsidiaries have no contingent liabilities, liabilities for taxes, unusual forward or long term commitments outside the ordinary course of business, or unrealized or anticipated losses from any unfavorable commitments which are material with respect to the operations, condition (financial or otherwise), properties, prospects or business of the Borrower and its Subsidiaries except as reflected or provided for in such financial statements.

(F) No Litigation. Except as set forth on Schedule III, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, its Subsidiaries or any of its or their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Borrower or any Subsidiary would draw into question the legal existence of the Borrower and/or the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof and/or could have a Material Adverse Effect.

(G) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR, Part 221), does not own and has no present intention of acquiring any such margin stock. None of the proceeds of the Credit Extensions will be used directly or indirectly by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under said regulations or said statute.

(H) Absence of Adverse Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate or partnership restriction which would alter the manner in which the Borrower and its Subsidiaries do business and which would have a Material Adverse Effect.

(I) Taxes. The Borrower and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for payment thereof have been provided in accordance with GAAP.

(J) Accuracy of Representations and Warranties. None of the Borrower's representations or warranties set forth in this Agreement or in any document, certificate or other written information furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading.

(K) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(L) Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Credit Extension, the Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage and (iii) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower's business greater than the amount required to pay its Indebtedness, including, for this purpose, unliquidated and disputed claims. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation or performance of the transactions contemplated herein.

(M) Licenses, Registrations, and Compliance with Laws. Each of the

Borrower and each of its Subsidiaries has all permits, governmental licenses, registrations, and approvals necessary to carry out its businesses as presently conducted and as required by law (including, without limitation, the FPA and the IPSCA) or the rules and regulations of any federal, foreign, governmental, state, county or local association, corporation, or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or its Subsidiaries, including, but not limited to, the FERC, the IURC, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies, except for such permits, licenses, registrations and approvals the failure to obtain would not reasonably be expected to have a Material Adverse Effect. There is no violation or failure of compliance on the part of the Borrower or any Subsidiary with any of the foregoing permits, licenses, registrations, approvals, rules or regulations, and there is no action, proceeding or investigation pending or, to the knowledge of the Borrower, threatened, nor has the Borrower received any notice of such, which might result in the termination or suspension of any such permit, license, registration or approval, except for such violations, failures, actions, proceedings or investigations which would not reasonably be expected to have a Material Adverse Effect.

(N) Principal Place of Business; Books and Records. The Borrower's chief executive office is located at the Borrower's address set forth beneath its signature hereto. All of the Borrower's books and records are kept at such address.

(O) Title to Assets and Properties. The Borrower has good and marketable title to all of its properties and assets except such imperfections in title, if any, that do not materially interfere with the present or proposed use of such property or otherwise materially impair business operations, free and clear of all Liens other than Liens permitted by Section 6.2(A).

(P) Material Adverse Change. There has been no material adverse change in the operations, business, properties, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries since December 31, 2005.

(Q) Employee Benefit Plans. Each employee benefit plan as to which the Borrower or any Subsidiary may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event has occurred and is continuing with respect to any such plan, (ii) neither the Borrower nor any Subsidiary has withdrawn from any such plan and (iii) no such plan has been terminated.

(R) Environmental Matters. To the best of the Borrower's knowledge:

(1) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws; (2) except as disclosed on Schedule III, there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a Material Adverse Effect, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a Material Adverse Effect; (3) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect; (4) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses; (5) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or (with respect to owned property only) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up; and (6) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect.

(S) Pari Passu Indebtedness. The Indebtedness of the Borrower under the Financing Documents ranks at least pari passu with all other unsecured Indebtedness of the Borrower.

(T) Reportable Transaction. The Borrower does not intend to treat the Credit Extensions and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

(U) Pension Plans.

(i) Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect. (ii) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

ARTICLE VI

COVENANTS OF BORROWER

Section 6.1. Affirmative Covenants of the Borrower Other Than Reporting Requirements. From the date hereof and thereafter for so long as any Obligations are outstanding or the Borrower is indebted to the Banks under any of the Financing Documents and until all Commitments are terminated, the Borrower shall ensure that it shall, and shall cause each of its Subsidiaries to, unless the Required Banks shall otherwise consent in writing:

(A) Payment of Taxes. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserves or other provisions have been made in accordance with GAAP.

(B) Preservation of Existence. Preserve and maintain in full force and effect its legal existence, rights and privileges in the jurisdiction of its organization, preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or, in the Borrower's reasonable business judgment, desirable in view of its business and operations and ownership of properties.

(C) Compliance with Laws. (i) Comply with the requirements of all present and future applicable laws (including, without limitation, the FPA and the IPSCA), rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (x) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (y) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (iii) without limiting clause (i) above, comply with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(D) Visitation Rights.

(i) Permit, at any reasonable time and from time to time, the Banks or any agent or representative thereof (including without limitation the Administrative Agent), to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of the Borrower and its Subsidiaries, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of its officers or employees designated by the Borrower for such purposes and/or any independent certified public accountant of the Borrower.

(ii) Permit, at any reasonable time and from time to time so long as any Obligation is outstanding or any Commitment exists, the Banks or any agent or representative thereof (including without limitation the Administrative Agent), to enter the properties of the Borrower and its Subsidiaries and to inspect the property occupied by the Borrower and related equipment, property and soil, and to conduct soil or water sampling, testing, monitoring, digging, drilling and analyses and to review any documents, materials, inventories, financial data or notices or correspondence to or from private parties or governmental authorities in connection therewith.

(E) Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions, in which complete entries will be made, and maintain a standard system of accounting, all in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over the Borrower or the applicable Subsidiary.

(F) Maintenance of Properties. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order, repair and condition at all times, ordinary wear and tear excepted, and not commit waste or allow waste to be committed against its properties.

(G) Other Documents. Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party.

(H) Environmental Liability. (i) Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials (as hereinafter defined) on, from or affecting the property occupied, in compliance with or in accordance with all laws, rules, regulations, orders and directives of all federal, state and local governmental authorities, and (ii) defend, indemnify, and hold harmless the Administrative Agent, the Banks, their employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (a) the existing or future presence at, on, from or affecting any real estate owned by the Borrower of any materials, pollutants, substances or wastes which are defined, determined, or identified as hazardous, toxic or otherwise environmentally degrading under any Environmental Law (any such materials, pollutants, wastes, and substances being herein collectively referred to as "Hazardous Materials"), (b) the violation of any Environmental Law concerning the generation, handling, storage, treatment or disposal of any such Hazardous Materials by the Borrower or (c) the enforcement of this Section 6.1(H) or the assertion by the Borrower of any defense to the obligations hereunder, whether any of such matters arise before or after the Closing Date, including, without limitation, (x) the costs of removal of any and all Hazardous Materials, (y) additional costs required to take necessary precautions to protect against the Release of Hazardous Materials into the air, any body of water, any other public domain or any surrounding areas and (z) costs incurred to comply with all applicable laws, orders, judgments or regulations with respect to Hazardous Materials.

(I) Further Assurances. From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and documents and take all such actions as the Administrative Agent or the Banks shall reasonably request for the purpose of implementing or effectuating the provisions of the Financing Documents and, upon the exercise by the Administrative Agent or the Banks of any power, right, privilege or remedy pursuant to the Financing Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Banks may be so required to obtain. Without limiting the generality of the foregoing, the Borrower will give all necessary notices to, make all necessary filings with, and obtain all necessary authorizations and approvals of, the FERC and the IURC with respect to the transactions contemplated by the Financing Documents.

(J) Purposes. Use the proceeds of the Credit Extensions solely for the purposes herein described.

(K) ERISA Compliance.

(i) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(ii) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(iii) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

(L) Insurance. Maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent or any Bank upon request full information as to the insurance carried.

Section 6.2. Negative Covenants of the Borrower. From the date hereof and thereafter for so long as any portion of the Obligations is outstanding or the Borrower is indebted to the Banks under any of the Financing Documents and until all Commitments have been terminated, the Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Required Banks:

(A) Liens. Create, incur, assume, or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to:

(i) Liens for taxes, assessments, or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

(ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set- off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provisions has been made in accordance with GAAP;

(iii) Liens arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other Social Security or retirement benefits, or similar legislation;

(iv) Liens arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

(v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower or the applicable Subsidiary;

(vii) Liens against property of the Borrower securing Indebtedness of the Borrower which is evidenced by the Mortgage and Deed of Trust dated May 1, 1940, from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), and any and all supplements thereto;

(viii) Liens on any property acquired, constructed or improved by the Borrower or any Subsidiary after the Closing Date which are created or assumed contemporaneously with, or within one hundred twenty days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such one hundred twenty day period, to secure or provide for the payment of all or any part of such acquisition, construction or improvement incurred after the Closing Date (provided that no such Lien shall extend to or cover any property other than the property so acquired or constructed, or the improvements on the property so improved), or in addition to Liens contemplated by clause (ix) below, Liens on any property existing at the time of acquisition thereof (other than any such Lien created in contemplation of such acquisition), provided that the Liens shall not apply to any property theretofore owned by the Borrower or any Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property is constructed or the improvement is located;

(ix) Liens existing on any property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and

(x) Liens or charges incurred in the ordinary course of business of the Borrower or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.

(B) Assumptions or Guaranties of Indebtedness. Assume, guarantee, endorse, or otherwise become contingently liable in connection with any obligation, except:

(i) pursuant to the provisions of this Agreement and Indebtedness to the Banks;

(ii) Indebtedness incurred in the ordinary course of business;

(iii) assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness or permitted by Section 6.2(H)(iii);

(iv) if such is approved by the IURC; and

(v) such other contingent liabilities incurred after the date hereof which do not exceed $25,000,000 in the aggregate at any time.

(C) Dissolution. Dissolve, liquidate, wind up, merge or consolidate with another Person; provided, however (i) the Borrower may merge with another Person if upon the completion of such merger, the Borrower is the surviving entity, (ii) any Subsidiary may be merged into the Borrower or a wholly owned Subsidiary and (iii) the Borrower may dissolve immaterial Subsidiaries (a Subsidiary being deemed "immaterial" for this purpose if it has less than 2% of the assets of the Borrower and its consolidated Subsidiaries).

(D) Sale of Assets. Sell, lease, transfer or dispose of any of its assets except:

(i) in the ordinary course of business;

(ii) as approved by the IURC; or

(iii) as such are released under the Mortgage and Deed of Trust dated May 1, 1940, from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), and any and all supplements thereto.

(E) Change in Nature of Business. Make any material change in the nature of its business.

(F) Sale and Leaseback. Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at reasonable rents comparable to those paid for similar leasehold interests in the area and except for those which do not exceed $25,000,000 in any single transaction.

(G) Sale of Accounts. Sell, assign, discount, or dispose in any way of promissory notes or trade acceptances held by the Borrower or any Subsidiary, with or without recourse, except in the ordinary course of business.

(H) Indebtedness. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

(i) Indebtedness arising in the ordinary course of business (other than Indebtedness for borrowed money);

(ii) Indebtedness under the Financing Documents;

(iii) Indebtedness with respect to trade obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower or the applicable Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves therefor;

(iv) Indebtedness of the Borrower outstanding in the form of certain lines of credit in an aggregate principal amount not to exceed $175,000,000 at any time;

(v) Indebtedness of the Borrower arising under commercial paper obligations;

(vi) Indebtedness of the Borrower approved by the IURC or the FERC ("Approved Indebtedness"), provided that such Approved Indebtedness is at least pari passu in right of payment with the Indebtedness arising under the Financing Documents (it being understood that the relative "right of payment" of any Indebtedness, within the meaning of this clause, is determined without consideration of any priority that results from collateral security); and

(vii) Indebtedness secured by Liens permitted under Section 6.2(A).

(I) Other Agreements. If there exists an Event of Default or a Default, amend any of the terms or conditions of any indenture, agreement, documents, note or other instrument evidencing, securing, or relating to any other Indebtedness permitted under Section 6.2(H).

(J) Payment or Prepayment of Other Loans. If there exists an Event of Default or Default, make any payment or prepayment of any principal of or interest on any Indebtedness (other than the Obligations) or any payment, prepayment, redemption, defeasance, sinking fund payment, other repayment of principal or deposit for the purpose of any of the foregoing.

(K) Change of Fiscal Year. Change its fiscal year.

(L) Subordination of Claims. If there exists an Event of Default or Default, subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.

(M) Dividends. If there exists an Event of Default or Default, declare or make payment of dividends to shareholders of the Borrower; provided that Subsidiaries may pay dividends to the Borrower or to Subsidiaries that are wholly owned by the Borrower.

(N) Capital Expenditures. If there exists an Event of Default or Default, fund aggregate capital expenditures in any fiscal year in amounts exceeding the amount of depreciation expense reflected in the financial statements of the Borrower for such fiscal year.

(O) Financial Covenants.

(i) Permit the ratio, determined as of the end of each of its fiscal quarters for the then most- recently ended four fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 2.5 to 1.0.

(ii) Permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Total Debt to (ii) Consolidated Total Capitalization to be greater than .65 to 1.0.

(P) Affiliates. Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms'-length transaction.

(Q) Investments and Acquisitions. Make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i) Cash Equivalent or Short-Term Investments.

(ii) Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule IV.

(iii) Investments in Persons principally engaged in a field of enterprise engaged in by the Borrower and its Subsidiaries on the date hereof and any other field of enterprise substantially related, ancillary or complementary thereto.

(iv) other Investments not exceeding $5,000,000 in the aggregate outstanding at any time.

(R) Certain Restrictions. Not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or any Subsidiary (other than customary limits imposed by corporate law and fraudulent conveyance statutes), (b) make loans or advances to the Borrower or (c) transfer any of its assets or properties to the Borrower, except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Financing Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiary and (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary.

Section 6.3. Reporting Requirements From the date hereof and thereafter for so long as any portion of a Commitment is outstanding or the Borrower is indebted to the Banks under any of the Financing Documents, the Borrower shall, unless the Required Banks shall otherwise consent in writing, furnish or cause to be furnished to the Banks:

(A) as soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, a written statement of an officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower proposes to take with respect thereto;

(B) within one hundred twenty days after the end of each fiscal year of the Borrower, an unqualified audit report certified by independent certified public accountants acceptable to the Required Banks, prepared in accordance with GAAP on a consolidated basis for the Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants;

(C) within forty-five days after the end of each of the first three quarterly fiscal periods of the Borrower in each fiscal year, a consolidated unaudited balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and statements of cash flows for the Borrower and its Subsidiaries, for the portion of the fiscal year to the end of such fiscal quarter, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP applicable to interim financial statements and certified by the Borrower's Vice President and chief financial officer or Treasurer as fairly presenting the financial condition of the Borrower and its Subsidiaries as at the dates thereof and their results of operations for the periods covered thereby, subject to customary year-end audit adjustments;

(D) simultaneously with the furnishing of the year-end financial statements of the Borrower to be delivered pursuant to Section 6.3(B) and the quarterly statements of the Borrower to be delivered pursuant to Section 6.3(C), a certificate of an officer which shall contain (i) a computation of the financial ratios set forth in Section 6.2(O) with respect to the period covered by such financial statements and (ii) a statement to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such certificate shall disclose the nature thereof;

(E) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary;

(F) promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto: the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrower with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Borrower or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(G) such other information respecting the business, properties, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Administrative Agent or the Banks may, from time to time, reasonably request;

(H) prompt written notice of the occurrence of any event which has had or which might reasonably be expected to have a Material Adverse Effect;

(I) immediately, copies of any and all notices, correspondence, warnings, guidance or other written materials specifically directed at the Borrower or any Subsidiary which have a material impact on the Borrower's ability to carry out its businesses as presently conducted and which include, but shall not be limited to, any directives, compliance requirements or enforcement requirements received from any governmental authority in connection with the property owned or leased by the Borrower or any Subsidiary, the substances contained therein, or the equipment or operations of the Borrower or any Subsidiary in connection therewith;

(J) promptly and in any event within five days thereafter, written notice of any change in the name of the Borrower;

(K) promptly, written notice of any filing with the IURC to seek authority to issue any preferred stock;

(L) promptly upon receipt of the same, a copy of any extension, renewal or replacement of the FERC Order, certified by an officer of the Borrower; and

(M) as soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred, a statement, signed by the Vice President and chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default. The Borrower shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events ("Events of Default"):

(A) the Borrower shall fail to make due and punctual payment of any fees, interest and/or other amounts payable as provided in the Notes and/or in this Agreement within ten days of the date when due and payable; or if the Borrower shall fail to make due and punctual payment of any principal or Reimbursement Obligation as provided in this Agreement or any other Financing Document when due and payable; or if the Borrower shall fail to make any such payment of fees, interest, principal, Reimbursement Obligations and/or any other amount under this Agreement and/or the Notes on the date when such payment becomes due and payable by acceleration; or

(B) the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if corporate action shall be taken for the purpose of effecting any of the foregoing; or

(C) without the application, approval or consent of the Borrower or any Subsidiary, (i) the Borrower or any Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) any proceeding against the Borrower or any Subsidiary seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced or (iii) any trustee, receiver, custodian or liquidator of the Borrower or any Subsidiary or of all or any substantial part of any or all of its properties shall be appointed without its consent or acquiescence; provided that in any of the cases described above in this Section 7.1(C), such proceeding or appointment shall not be an Event of Default if the Borrower or the applicable Subsidiary shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within forty-five days after commencement thereof; or

(D) final judgment or judgments in the aggregate amount of $5,000,000 or more shall be rendered against the Borrower or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of forty-five days (whether or not consecutive) after entry thereof; or

(E) any default shall occur under the terms applicable to any Indebtedness of the Borrower or any Subsidiary in an aggregate amount (for all such Indebtedness so affected) exceeding $5,000,000 and such default shall (i) consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable (or require the Borrower or any Subsidiary to purchase or redeem such Indebtedness) prior to its expressed maturity; or

(F) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Banks or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Financing Document shall be materially false on the date as of which made; or

(G) the breach by the Borrower of any of the terms or provisions of Section 6.1(B) 6.1(J), 6.1(L), 6.2 or 6.3(A); or

(H) the breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days; or

(I) there shall be any attachment of any deposit or other property of the Borrower in the possession of the Banks or any attachment of any other property of the Borrower, which shall not be discharged within thirty days of the date of such attachment; or

(J) (i) any Person institutes steps to terminate a Pension Plan if as a result of such termination the Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in an amount that would reasonably be expected to have a Material Adverse Effect, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) is in an amount that would reasonably be expected to have a Material Adverse Effect; or

(K) (i) IPALCO shall at any time fail to own, directly or indirectly, all of the issued and outstanding common stock of the Borrower or (ii) IPALCO shall at any time not be entitled to elect a majority of the members of the Board of Directors of the

Borrower; or

(L) this Agreement or any other Financing Document shall be nullified or shall cease to be in full force and effect; or

(M) the Borrower shall suffer to exist beyond any applicable grace period any event of default under the Mortgage and Deed of Trust from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), dated May 1, 1940, and any and all supplements thereto, unless such event of default has been waived in writing by the appropriate party or parties to such agreement.

ARTICLE VIII

REMEDIES OF BANKS

Upon the occurrence and during the continuance of one or more Events of Default, the Required Banks (or the Administrative Agent with the consent of the Required Banks) may, by notice to the Borrower, declare the obligation of the Banks to make Loans and the obligation of the LC Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate and the Required Banks (or the Administrative Agent with the consent of the Required Banks) may, by notice to the Borrower, declare the entire unpaid principal amount of the Loans and any and all other Obligations under the Financing Documents to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable and the Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 7.1(B) or (C) of this Agreement, all of the Obligations shall be immediately due and payable and the Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, without any need for the Required Banks or the Administrative Agent to make any such declaration or take any action, and the Commitments and the obligation of the LC Issuer to issue Letters of Credit shall simultaneously terminate. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Borrower or as a court of competent jurisdiction may direct.

ARTICLE IX

THE AGENTS

Section 9.1. Appointment and Authorization. Each Bank hereby irrevocably (subject to Section 9.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably 1334249 02994831 51 incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in other Financing Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Section 9.2. LC Issuer. The LC Issuer shall act on behalf of the Facility A Banks (according to their Facility A Percentages) with respect to any Letters of Credit issued by it and the documents associated therewith. The LC Issuer shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Article IX, included the LC Issuer with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the LC Issuer.

Section 9.3. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.4. Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by the Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Borrower or any other party to any Financing Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon each Bank. For purposes of determining compliance with the conditions specified in Article IV, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received written notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

Section 9.6. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Banks in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Banks.

Section 9.7. Credit Decision. Each Bank acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and 1334249 02994831 53 creditworthiness of the Borrower, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent.

Section 9.8. Indemnification. Whether or not the transactions contemplated hereby are consummated, each Bank shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Amounts; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person's own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including attorney's fees and disbursements and taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, termination of this Agreement and the resignation or replacement of the Administrative Agent.

Section 9.9. Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Bank. Each Bank acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Administrative Agent, and the terms "Bank" and "Banks" include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

Section 9.10. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Banks. If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

Section 9.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Section 10.6) allowed in such judicial proceedings; and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent 1334249 02994831 55 and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.6. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

Section 9.12. Other Agents; Arrangers and Managers. None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger", if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1. Consent to Jurisdiction and Service of Process. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, THE BORROWER IRREVOCABLY:

(A) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE CREDIT EXTENSIONS MAY BE BROUGHT IN THE COURTS OF RECORD OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR THE COURTS OF THE UNITED STATES

LOCATED IN THE STATE OF ILLINOIS SITTING IN CHICAGO; (B) CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING;

(C) WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS OR THAT ANY OF SUCH COURTS IS AN INCONVENIENT FORUM; AND

(D) CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.

Section 10.2. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Administrative Agent or the Banks in the Financing Documents is intended to be exclusive of any other right or remedy and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under the Financing Documents or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.3. Delay or Omission Not Waiver. No delay in exercising or failure to exercise by the Administrative Agent or any Bank of any right or remedy under the Financing Documents shall impair any such right or remedy or constitute a waiver of any Event of Default or an acquiescence therein. Every right and remedy given under the Financing Documents or by law to the Administrative Agent and the Banks may be exercised from time to time and as often as may be deemed expedient by the Administrative Agent or the Banks.

Section 10.4. Amendments. Subject to the provisions of this Section 10.4, the Required Banks (or the Administrative Agent with the consent in writing of the Required Banks) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Financing Documents or changing in any manner the rights of the Banks or the Borrower hereunder or waiving any Event of Default or Default hereunder; provided, however, that (i) no such supplemental agreement shall, without the consent of each Facility A Bank: (A) Extend the maturity of any Loan under Facility A, or extend the expiry date of any Letter of Credit to a date after the date which is five Business Days prior to the Commitment Termination Date or reduce the principal amount of any Loan under Facility A or any Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto; or (B) Reduce the percentages specified in the definition of "Required Facility A Banks"; (ii) no such supplemental agreement shall, without the consent of the Required Facility A Banks, amend, modify or waive any provision of this Agreement that provides for the approval or concurrence of the Required Facility A Banks, or amend, modify or waive Section 2.1, 2.4 (as it relates to mandatory prepayments under Facility A), 2.11(i), 2.14 (as it relates to conversions and continuations of Advances under Facility A), 2.20, 2.21 or 4.1 (as it relates to Credit Extensions under Facility A); (iii) no such supplemental agreement shall, without the consent of each Facility B Bank: (A) Extend the maturity of any Loan under Facility B or reduce the principal amount of any Loan under Facility B, or reduce the rate or extend the time of payment of interest or fees thereon; or (B) Reduce the percentages specified in the definition of "Required Facility B Banks"; (iv) no such supplemental agreement shall, without the consent of the Required Facility B Banks, amend, modify or waive any provision of this Agreement that provides for the approval or concurrence of the Required Facility B Banks, or amend, modify or waive Section 2.2, 2.4 (as it relates to mandatory prepayments under Facility B), 2.11(ii), 2.14 (as it relates to conversions and continuations of Advances under Facility B) or 4.1 (as it relates to Credit Extensions under Facility B); (v) no such supplemental agreement shall, without the consent of each Bank directly affected thereby, increase any Commitment of such Bank; and (vi) no such supplemental agreement shall, without the consent of each Bank: (A) Extend the Commitment Termination Date; (B) Permit the Borrower to assign its rights under this Agreement; (C) Reduce the percentages specified in the definition of "Required Banks"; or (D) Amend this Section 10.4. No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer and no amendment of any provision of this Agreement relating to the Swing Line Bank or any Swing Line Loans shall be effective without the written consent of the Swing Line Bank.

Section 10.5. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied communication) and mailed, telecopied or delivered to the applicable party at its address shown beneath its signature hereto or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this section. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. As specified in Section 2.16, for purposes of Sections 2.1(B) and 2.14, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Administrative Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

Section 10.6. Costs, Expenses and Taxes; Indemnification.

(A) The Borrower agrees to pay on demand the reasonable fees and out-of pocket expenses of the Administrative Agent (including fees and charges of counsel to the Administrative Agent) in connection with the preparation, execution, delivery, amendment and administration of the Financing Documents and the Credit Extensions. The Borrower agrees to pay on demand all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Administrative Agent and the Banks, upon or after an Event of Default, if any, in connection with the enforcement of any of the Financing Documents, any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or any insolvency or bankruptcy proceeding involving the Borrower and any amendments, waivers or consents with respect to any of the foregoing. In addition, the Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Financing Documents, and agrees to save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees, except those resulting from such Bank's gross negligence or willful misconduct. (B) The Borrower agrees to indemnify the Administrative Agent and each Bank, and each of their respective directors, officers and employees (the "Indemnitees") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Bank is a party thereto) (collectively, the "Indemnified Amounts") which any of them may pay or incur arising out of or relating to this Agreement, the other Financing Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder; provided that the Borrower shall not be liable to any Indemnitee for any Indemnified Amount to the extent a court of competent jurisdiction has determined in a final non- appealable judgment that the foregoing resulted solely from such Indemnitee's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Amounts which is permissible under applicable law. The Borrower further agrees (y) to assert no claims for consequential damages on any theory of liability in connection in any way with the Financing Documents or the transactions evidenced thereby and (z) not to settle any claim, litigation or proceeding relating to the Financing Documents or the transactions evidenced thereby unless such settlement released all Indemnitees from any and all liability in respect of such transaction or unless each Indemnitee approves such settlement. (C) The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

Section 10.7. Participations.

(A) Permitted Participants; Effect. Any Bank may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Financing Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Financing Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Financing Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Financing Documents. (B) Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Financing Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Banks (and all the Banks in a particular Facility to the extent the participation relates to that Facility) pursuant to the terms of Section 10.4 or of any other Financing Document. (C) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 2.09(B) in respect of its participating interest in amounts owing under the Financing Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Financing Documents, provided that each Bank shall retain the right of setoff provided in Section 2.09(B) with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 2.09(B), agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.09(C) as if such Participant were a Bank. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.8, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Bank. Section 10.8. Binding Effect; Assignment. (A) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Banks. (B) Any Bank may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its Loans, Commitments and its rights and obligations under its Note and under this Agreement. Such assignment shall be in substantially the form of Exhibit D (an "Assignment Agreement"). Each such assignment shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. Unless an Event of Default has occurred and is continuing, the consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof. Such consent shall not be unreasonably withheld. The consent of the Administrative Agent, the LC Issuer and the Swing Line Bank shall be required prior to an assignment becoming effective. Notwithstanding the foregoing provisions of this Section 10.8(B), any Bank may at any time assign all or any portions of its Outstanding Credit Exposure and Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder). (C) Upon delivery to the Administrative Agent and the Borrower of (i) an assignment, together with any consent required by this Section 10.8, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Administrative Agent or any other Bank shall be required to release the transferor Bank with respect to the percentage of the Outstanding Credit Exposure and Commitments assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.8, the transferor Bank and the Borrower shall make appropriate arrangements so that a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note is issued to such Purchaser, in each case in principal amounts reflecting its Pro Rata Share of the Aggregate Commitment. (D) The Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other entity acquiring an interest in this Agreement or its Note by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Borrower and its Subsidiaries. (E) This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Credit Extensions, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents or any other Indebtedness of the Borrower to the Banks remains unpaid or any Commitment remains outstanding; provided, however, that Section 10.6 shall survive and remain in full force and effect after expiration of the Commitments and repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness. (F) The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the "Register") for the recordation of names and addresses of the Banks and the Commitments of each Bank from time to time and whether such Bank is the original Bank or an assignee. No assignment shall be 1334249 02994831 61 effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Bank's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Bank with respect to the maintenance of the Register.

Section 10.9. Actual Knowledge. For purposes of this Agreement, none of the Administrative Agent and Banks shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for the Borrower's account established pursuant to this Agreement at the Administrative Agent or such Bank shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by the Administrative Agent or such Bank in accordance with Section 10.5.

Section 10.10. Governing Law. This Agreement and the other Financing Documents shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State.

Section 10.11. Severability of Provisions. Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.12. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 10.14. Nonliability of Banks. The relationship between the Borrower on the one hand and the Banks and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Bank shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent nor any Bank shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Financing Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non- appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Financing Documents or the transactions contemplated thereby.

Section 10.15. Nonreliance. Each Bank hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

Section 10.16. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FINANCING DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 10.17. Termination of Existing Facilities. The Borrower and the Banks that are party to the Existing Facility (defined below) agree that: (i) on the Closing Date, the Borrower shall pay in full all Indebtedness under (x) the Credit Agreement, dated as of June 4, 2003, among the Borrower, the banks party thereto and LaSalle as agent, as amended, and (y) the Credit Agreement, dated as of May 20, 2004, among the Borrower, the banks party thereto and The Huntington National Bank, as agent, as amended (the "Existing Facilities"), and (ii) the Existing Facilities shall be terminated on the Closing Date.

[SIGNATURES TO FOLLOW]

SCHEDULE I

BANKS AND COMMITMENTS

Bank	Facility A Commitment	Facility B Commitment	Total Commitment
LaSalle Bank National Association	$16,782,752.91	$8,517,247.09	$25,300,000.00
National City Bank of Indiana	$16,782,752.91	$8,517,247.09	$25,300,000.00
The Huntington National Bank	$13,266,998.32	$6,733,001.68	$20,000,000.00
Fifth Third Bank	$9,950,248.76	$5,049,751.24	$15,000,000.00
Union Bank of California, N.A	$9,950,248.76	$5,049,751.24	$15,000,000.00
U.S. Bank National Association	$6,633,499.17	$3,366,500.83	$10,000,000.00
JPMorgan Chase Bank, N.A	. $6,633,499.17	$3,366,500.83	$10,000,000.00
TOTAL	$80,000,000.00	$40,600,000.00	$120,600,000.00

SCHEDULE II

PRICING SCHEDULE

The "Applicable Margin" and "Applicable Facility Fee Rate" for any day are the

respective rates per annum set forth below corresponding to the Status that exists on such day:

Borrower's Ratings (Fitch/Moody's/S&P)	Applicable Margin Base Rate Advances	Applicable Margin LIBOR Advances	Applicable Facility Fee Rate
Level 1 > A-/A3/A-	0%	0.25%	0.05%
Level 2 > BBB+/Baa1/BBB+	0%	0.30%	0.10%
Level 3 > BBB/Baa2/BBB	0%	0.45%	0.125%
Level 4 > BBB-/Baa3/BBB-	0%	0.60%	0.15%
Level 5 > BB+/Ba1/BB+	0%	0.80%	0.20%
Level 6 < BB+/Ba1/BB+	0%	1.00%	0.25%

For purposes of this Schedule, the following terms have the following meanings: "Fitch" means Fitch, Inc. "Fitch Rating" means the rating assigned to the senior unsecured long- term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of Fitch shall be disregarded. If Fitch does not maintain a senior unsecured debt rating for the Borrower, "Fitch Rating" shall mean the corporate credit rating assigned by Fitch to the Borrower. The rating in effect on any date is that in effect on the close of business on such date.

"Moody's" means Moody's Investors Service, Inc.

"Moody's Rating" means the rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. If Moody's does not maintain a senior unsecured debt rating for the Borrower, "Moody's Rating" shall mean the corporate credit rating assigned by Moody's to the Borrower. The rating in effect on any date is that in effect on the close of business on such date.

"Rating" means a Fitch Rating, Moody's Rating or S&P Rating, as appropriate.

"Rating Agency" means Fitch, Moody's or S&P, as appropriate.

"S&P" means Standard & Poor's Ratings Group.

"S&P Rating" means the rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. If S&P does not maintain a senior unsecured debt rating for the Borrower, "S&P Rating" shall mean the corporate credit rating assigned by S&P to the Borrower. The rating in effect on any date is that in effect on the close of business on such date.

"Status" refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date. For purposes of the foregoing, (a) if no Rating Agency shall have in effect a Rating, the Applicable Margin will be set in accordance with Level 6; (b) if only one Rating Agency shall have in effect a Rating, the Applicable Margin and the Applicable Facility Fee Rate shall be determined by reference to the available Rating; (c) if only two of the Rating Agencies have in effect a Rating and such Ratings shall fall within different levels, the Applicable Margin and the Applicable Facility Fee Rate shall be based upon the higher Rating unless such Ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if the Ratings shall fall within three different levels, then the Applicable Margin and the Applicable Facility Fee Rate shall be based upon one level above the mid-point between the highest and lowest Rating (or if such calculation does not yield an exact mid-point Rating, the higher of the two intermediate mid-point Ratings); (e) if the Ratings shall fall within different levels and two of the Ratings fall in the same level (the "Majority Level"), and the third Rating is in a different level, then the Applicable Margin shall be determined by reference to the Majority Level; and (f) if any Rating shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change.

SCHEDULE III

PENDING LITIGATION

Many years ago, Borrower obtained, through purchases from several owners, a substantial tract of land as a potential site for a future power plant. Borrower later determined it no longer intended to build a power plant on that land and sold it in 2004. In September 2004, a former owner of a parcel included within Borrower's land sued Borrower in Morgan County Superior Court in a purported class action to force Borrower to pay any profit on the sale to the various former owners, as well as profits received from ground leases and timber sales. The plaintiff contended, in essence, that Borrower obtained the various parcels through eminent domain or the threat of eminent domain and alleged violations of Indiana's eminent domain statute, conversion and unjust enrichment. Borrower believes the suit is without merit. At this time discovery has not yet begun and the court has not certified a class. While we cannot predict the outcome, we do not expect the matter will have a material adverse effect on Borrower's financial statements. As of March 31, 2006, Borrower was a defendant in approximately 114 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in Borrower power plants. Borrower has been named as a "premises defendant" in that Borrower did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by Borrower. Borrower has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged. It is possible that material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. Borrower has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, are not material to Borrower's financial position, results of operations, or cash flows. Historically, settlements paid on Borrower's behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by Borrower. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on Borrower's financial statements. In addition to the foregoing, Borrower is a defendant in various actions relating to various aspects of its business. While it is impossible to predict the ultimate disposition of any litigation, Borrower does not believe that any of these lawsuits, either individually or in the aggregate, will have a material adverse effect on its financial condition, results of operations or liquidity.

SCHEDULE IV

EXISTING INVESTMENTS

Name	Book Value at 4/30/06
IPL Funding Corporation	$ 50,000.00
Tecumseh Coal -- Common Stock	379,508.08
Lynx Capital Corporation	100,000.00
National Equity Fund	217,323.00

SCHEDULE V

EXISTING LETTERS OF CREDIT

Letter of Credit No. S547248 in the stated amount of $750,000 issued to Safety National Casualty Corporation as beneficiary.

EXHIBIT A

REVOLVING NOTE

$__,000,000 ___________, 20__

Chicago, Illinois

FOR VALUE RECEIVED, INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (the "Borrower"), having its principal offices at One Monument Circle, Indianapolis, Indiana 46204, unconditionally promises to pay to the order of _________________________ (the "Bank"), at the principal office of LASALLE BANK NATIONAL ASSOCIATION (the "Administrative Agent"), in Chicago, Illinois, the principal sum of _________ Dollars ($_________) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the provisions of that certain Credit Agreement (as amended or otherwise modified from time to time, the "Credit Agreement"), dated as of May 16, 2006, by and among the Borrower, various financial institutions and the Administrative Agent. If not defined herein, all capitalized terms shall have the meanings as defined in the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount hereof from the date of each Loan until such Loan is paid in full at the rate(s) and at the time(s) provided in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America. If not sooner paid, the balance of the unpaid principal and all accrued and unpaid interest shall be due and payable on the Commitment Termination Date. Payments of principal and/or interest shall be made as specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits and further security of, the Credit Agreement. This Note is subject to the terms and conditions of the Credit Agreement including those which determine the interest rates, when payment of this Note may be accelerated and all amounts hereunder declared immediately due and payable and when payments of principal and interest may be made. The Borrower expressly waives demand, presentment, protest, notice of protest and notice of nonpayment or dishonor of this Note, and consents that the Required Banks may extend the time of payment or otherwise modify the terms of payment of any part of the whole of the debt evidenced by this Note, at the request of any other person liable hereon, and such consent shall not alter nor diminish the liability of any Person. No delay or omission on the part of the Administrative Agent or the Banks in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or the Banks of any right or remedy shall preclude other or further exercise thereof or of any other right or remedy. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees in case the principal of this Note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof and to pay all costs including reasonable attorneys' fees, regardless of whether suit be brought. All amounts payable under this Note shall be payable without relief from valuation and appraisement laws. Whenever used in this Note, the singular includes the plural and the plural includes the singular, the masculine includes the feminine and the neuter, and the terms "Borrower", "Administrative Agent" and "Bank", are deemed to include those Persons named in the first paragraph of this Note and their respective successors and assigns. Notwithstanding any provisions herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of any applicable jurisdiction. This Note shall be construed according to the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative the day and year first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Its:

EXHIBIT B

FACILITY B ADVANCE REQUEST

LaSalle Bank National Association,

as Administrative Agent

135 South LaSalle Street

Chicago, Illinois 60674-6387

This Advance Request is delivered to you pursuant to Section 2.2(B) of the Credit Agreement, dated as of May 16, 2006 (as the same may be amended or otherwise modified from time to time, the "Credit Agreement"), by and among Indianapolis Power & Light Company, an Indiana corporation (the "Borrower"), various financial institutions and LaSalle Bank National Association, as administrative agent (the "Administrative Agent"). Capitalized terms shall have the meanings ascribed to them in the Credit Agreement. The undersigned certifies to you that it is the duly appointed and acting Trustee under the Bonds and that it is authorized to submit this Advance Request on behalf of the Borrower to provide liquidity support for the Bonds. The undersigned on behalf of the Borrower hereby requests that an Advance be made in the aggregate principal amount of $__________ on _________, 20__. As an inducement to the Banks to make the Advance hereby requested, the undersigned represents and warrants to the Banks that all proceeds of the Advance requested hereby will be used for the purposes permitted by the Credit Agreement. Please disburse the proceeds of the Advance requested hereby on the date specified above as follows: [include disbursement instructions]. The undersigned agrees that none of the Administrative Agent, the Banks, nor any of their directors, officers, employees, agents or affiliates shall have any liability to the undersigned or any holder of any Bonds arising out of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned acknowledges that it is not an assignee of the rights of the Borrower under the Credit Agreement nor is the undersigned an intended beneficiary of the Credit Agreement. Accordingly, the undersigned has caused this Advance Request to be executed by its duly authorized officer this _____ day of __________, 20__.

JPMORGAN TRUST COMPANY, NATIONAL

ASSOCIATION, not in its individual capacity, but

solely as trustee for the Bonds

By:

Its:

EXHIBIT C

FORM OF OPINION OF COUNSEL

May 16, 2006

The Administrative Agent and each Bank

which is a party to the Credit

Agreement referred to below

c/o LaSalle Bank National Association,

as Administrative Agent

135 South LaSalle Street

Chicago, IL 60603

Re: Credit Agreement

Ladies and Gentlemen:

We are counsel to Indianapolis Power & Light Company (the "Borrower") in connection with that certain Credit Agreement dated as of May 16, 2006 (the "Credit Agreement"), among the Borrower, LaSalle Bank National Association, as administrative agent (the "Administrative Agent"), and the various financial institutions party thereto ("Banks"). Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement. This opinion is being delivered to you pursuant to Section 4.2(B) of the Credit Agreement. In rendering the opinion set forth herein, we have reviewed the following documents:

(A) The Credit Agreement;

(B) The Notes; and

(C) The officer's certificate, together with all exhibits thereto, dated the date hereof and delivered by the Borrower to the Administrative Agent.

The documents identified in (A) and (B) above are hereinafter collectively referred to as the "Transaction Documents." As to any facts material to this opinion which we did not otherwise establish or verify, we relied upon statements and representations of officers and other representatives of the Borrower. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed (i) the valid authorization, execution and delivery of the Transaction Documents by the parties thereto other than the Borrower, and (ii) that the Transaction Documents are legal, valid and binding obligations of the parties thereto other than the Borrower.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

1. The Borrower is a corporation duly organized and validly existing under the laws of the State of Indiana.

2. The Borrower has full power to execute and deliver the Transaction Documents and perform its obligations under the Transaction Documents.

3. The execution, delivery and performance by the Borrower of the Transaction Documents have been duly authorized by all necessary corporate action, and do not conflict with any provision of law (including, without limitation, the FPA and the IPSCA) or of the Articles of Incorporation or By- Laws of the Borrower, and, to our knowledge, do not conflict with or contravene any order issued by a regulatory authority (including, without limitation, the FERC Order and the IURC Order) binding upon the Borrower.

4. Assuming the application of the internal laws of the State of Indiana to the Transaction Documents (notwithstanding any contrary choice of law provisions contained therein or any contrary otherwise applicable choice of law principles), the Transaction Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality is or will be necessary to the valid execution and delivery to the Banks or performance by the Borrower of the Transaction Documents, or for the enforceability of the Transaction Documents against the Borrower, other than the order of the FERC in Docket No. ES04-438-000 dated July 23, 2004 (the "FERC Order") and the order of the IURC dated March 22, 2006 (Cause No. 42968) (the "IURC Order"). Each of the FERC Order and the IURC Order is final, nonappealable and in full force and effect and, to our knowledge, no proceedings to revoke or modify the FERC Order or the IURC Order have been instituted or are pending.

6. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. We hereby confirm to you that, other than litigation disclosed in the Borrower's filings with the Securities and Exchange Commission, we are aware of no actions or proceedings against the Borrower pending or overtly threatened in writing before any court, governmental agency or arbitrator which (a) would affect the corporate existence of the Borrower or which would impair its corporate powers, or (b) would have a material adverse effect on the Borrower's ability to carry out the transactions contemplated by the Credit Agreement. The opinion set forth above is subject to the following qualifications and limitations:

(a) The enforceability of the Transaction Documents may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance or transfer, moratorium or other similar laws and court decisions, now or hereafter in effect, relating to or affecting the rights of creditors generally.

(b) The enforceability of the Transaction Documents is subject to the applicability of, and may be limited by, general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

(c) We express no opinion with respect to (i) the availability of specific performance or equitable remedies, (ii) any provisions purporting to waive constitutional or statutory rights granted by the Indiana Rules of Trial Procedure, (iii) provisions purporting to be a selection of a judicial forum or an expression of judicial jurisdiction, or

(iv) the enforceability of the Transaction Documents, in general, to the extent the Administrative Agent and the Banks, as applicable, fail to act in good faith or in a commercially reasonable manner.

(d) Whenever we have stated that we have assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal or other inquiry or investigation, and without expressing any opinions or conclusions of any kind concerning such matter.

(e) Whenever any statement of this opinion letter is qualified by the phrase "to our knowledge", "of which we are aware," or a phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in our firm who have been principally involved in negotiating the subject transaction, but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in our firm, a general search of our files or any type of independent investigation. Moreover, we have not undertaken any independent investigation to determine the accuracy or completeness of such knowledge and any limited inquiries by us should not be regarded as such an investigation.

(f) The only opinions intended to be provided herein are those which are expressly stated herein and no opinions by implication are intended or given.

(g) We express no opinion with regard to any future modification, extension or renewal of any of the Transaction Documents. Any certificates obtained by us from officers of the Borrower with respect to the opinions contained herein have been relied upon by us as to factual matters without independent verification.

This opinion letter addresses only the current Federal laws of the United States and the current internal laws of the State of Indiana (without giving any effect to any conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third party of changes in the law or fact that may hereafter occur or become effective, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is solely for the benefit of the Administrative Agent and the Banks (and their permitted successors, assigns and participants) in connection with the transactions contemplated by the Credit Agreement and may not be used or relied upon by any other person or entity for any purpose whatsoever without in each instance our prior and express written consent.

Very truly yours,

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this "Assignment Agreement") between ________ (the "Assignor") and __________ (the "Assignee") is dated as of __________, 20__. The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Financing Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent by Section 10.8 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (a) the Assignee shall have the rights and obligations of a Bank under the Financing Documents with respect to the rights and obligations assigned to the Assignee hereunder and (b) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Financing Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (a) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Base Rate Loans assigned to the Assignee hereunder, and (b) with respect to each LIBOR Loan made by the Assignor andassigned to the Assignee hereunder which is outstanding on the Effective Date, (i) on the last day of the Interest Period therefor, or (ii) on such earlier date agreed to by the Assignor and the Assignee, or (iii) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (i), (ii) or (iii) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such LIBOR Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such LIBOR Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any LIBOR Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such LIBOR Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (y) any principal payments received from the Administrative Agent with respect to LIBOR Loans prior to the Payment Date, and (z) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Base Rate Loans or fees, or the Payment Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto. *Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or facility fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or facility fees for the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (a) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder, and (b) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the facility fee was ___ of 1% less than the facility fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay _____ % of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Financing Document, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Borrower or any guarantor, (b) any representation, warranty or statement made in or in connection with any of the Financing Documents, (c) the financial condition or creditworthiness of the Borrower or any guarantor, (d) the performance of or compliance with any of the terms or provisions of any of the Financing Documents, (e) inspecting any of the property, books or records of the Borrower, (f) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Financing Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, (c) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Financing Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Bank, (e) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Financing Documents without deduction or withholding of any United States federal income taxes].

8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 10.8 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Financing Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Financing Documents has been obtained and (b) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

"ASSIGNOR"

By:

Title:

"ASSIGNEE"

By:

Title:

SCHEDULE 1 to Assignment Agreement

1. Description and Date of Credit Agreement: Credit Agreement, dated as of May 16, 2006 (as the same may be amended or modified), among Indianapolis Power & Light Company, the Banks parties thereto and LaSalle Bank National Association, as administrative agent

2. Date of Assignment Agreement: , 20__

3. Amounts (As of date of Item 2 above): Revolving Credit Loans

a. Total of Commitments (Loans)* under Credit Agreement:

$________________

b. Assignee's Percentage of each Facility purchased under the Assignment Agreement:** _____%

c. Amount of Assigned Share in each Facility purchased under the Assignment Agreement: $________________

4. Assignee's Aggregate (Loan Amount) Commitment Amount Purchased Hereunder: $________________

5. Proposed Effective Date: ________________

Accepted and Agreed:

[NAME OF ASSIGNOR] [NAME OF ASSIGNEE]

By: By:

Title: Title:

* If a Commitment has been terminated, insert outstanding Loans in place of Commitment

** Percentage taken to 10 decimal places

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

EXHIBIT I

to Assignment Agreement

NOTICE OF ASSIGNMENT

, 20__

To: Indianapolis Power & Light Company

LaSalle Bank National Association, as Administrative Agent

From: [NAME OF ASSIGNOR] (the "Assignor")

[NAME OF ASSIGNEE] (the "Assignee")

1. We refer to the Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this "Notice") is given and delivered to [the Borrower and] the Administrative Agent pursuant to Section 10.8 of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ________, 20__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Section 10.8 of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to the Borrower and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 10.8 of the Credit Agreement.

6. The Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacement notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

7. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8. The Assignee authorizes the Administrative Agent to act as its contractual representative under the Financing Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Financing Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

[NAME OF ASSIGNOR] [NAME OF ASSIGNEE]

By: By:

Title: Title:

ACKNOWLEDGED [AND CONSENTED TO]

BY LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Title:

BY INDIANAPOLIS POWER & LIGHT COMPANY

By:

Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT E

FORM OF INCREASE REQUEST

__________________, 20

LaSalle Bank National Association, as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the Credit Agreement dated as of May 16, 2006 among Indianapolis

Power & Light Company (the "Borrower"), various financial institutions and LaSalle Bank

National Association, as Administrative Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement. In accordance with Section 2.21 of the Credit Agreement, the Borrower hereby requests an increase in the Aggregate Commitment for Facility A from $__________ to $__________. Such increase shall be made by [increasing the Commitment of ____________ from $________ to $________] [adding _____________ as a Facility A Bank under the Credit Agreement with a Commitment of $____________] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among the Borrower, the Administrative Agent and the [increasing] [new] Facility A Bank.

Very truly yours,

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Name:

Title:

ANNEX I TO EXHIBIT E

_____, 20__

LaSalle Bank National Association, as Administrative Agent under the Credit Agreement referred to below Ladies/Gentlemen:

Please refer to the letter dated __________, 20__ from Indianapolis Power & Light Company (the "Borrower") requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.21 of the Credit Agreement dated as of May 16, 2006 among the Borrower, various financial institutions and LaSalle Bank National Association, as Administrative Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement. The undersigned hereby confirms that it has agreed to increase its Facility A Commitment under the Credit Agreement from $__________ to $__________ effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among the Borrower, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING FACILITY A BANK]

By: ______________________________________

Title: _____________________________________

Accepted as of _________, 20__

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent, LC Issuer and Swing Line Bank

By:________________________________

Name:_____________________________

Title: ______________________________

ANNEX II TO EXHIBIT E

_____, 20__

LaSalle Bank National Association, as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated __________, 20__ from Indianapolis Power & Light Company (the "Borrower") requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.21 of the Credit Agreement dated as of May 16, 2006 among the Borrower, various financial institutions and LaSalle Bank National Association, as Administrative Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement. The undersigned hereby confirms that it has agreed to become a Facility A Bank under the Credit Agreement with a Facility A Commitment of $__________ effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Borrower, the Administrative Agent and the undersigned. The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Facility A Bank under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement. The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Bank under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Bank under the Credit Agreement. The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter. The following administrative details apply to the undersigned:

(A) Notice Address:

Legal name: _________________________

Address: _________________________

_________________________

_________________________

Attention: ____________________________

Telephone: (___) ______________________

Facsimile: (___) _______________________

(B) Payment Instructions:

Account No.: _________________________

At: _________________________

_________________________

_________________________

Reference: _________________________

Attention: _________________________

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Bank under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Bank under the Credit Agreement.

Very truly yours,

[NAME OF NEW FACILITY A BANK]

By:_________________________

Title:________________________

Accepted as of

_________, 20__

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent, LC Issuer and Swing Line Bank

By:________________________________

Name:_____________________________

Title: _____________________________